China Shen Zhou Reports 96.3% Increase in Revenue for Third Quarter 2011

BEIJING, Nov. 14, 2011 -- China Shen Zhou Mining & Resources, Inc. ("China Shen Zhou" or the "Company") (NYSE AMEX: SHZ), a Company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced financial results for the third quarter and nine months ended September 30, 2011.

Third Quarter Financial Highlights

•	Revenues increased 96.3% over the previous year's period to $7.1 million;
•	Gross profit increased 64.4% rose to $2.9 million compared with $1.7 million for the same period of 2010;
•	Net income rose to $681,000 compared with $515,000 for the same period of 2010;
•	Net income per common share from continuing operations was $0.02, the same as the same period of 2010.

Ms. Xiaojing Yu, Chairperson and Chief Executive Officer of China Shen Zhou commented, "We are pleased to have delivered strong growth for the third quarter.  This growth has been driven by increased global demand and soaring prices for fluorite resources as well as the Chinese government's policies of tightening restrictions for new entrants into the fluorite production industry.  Our strategy is to continue to expand our production of fluorite products and leverage our industry leading position to acquire additional fluorite resources."

Third Quarter Financial Results

Third quarter net sales increased $3.5 million or 96.3% to approximately $7.1 million compared to the prior year's period.  The increase in net sales was mainly due to both a higher selling price and greater sales volume for fluorite powder in the third quarter of 2011.

Sales volume of fluorite powder reached approximately 8,800 tons, an increase of approximately 7,600 tons, or 633%, as compared to the same period of 2010.  Prices for fluorite powder increased to $382 per ton, an increase of $249 per ton, or a 188% increase as compared to the same period of 2010.

Gross profit increased by approximately 64.4% to $2.9 million compared with gross profit of $1.7 million in the third quarter of 2010. The gross profit increase for the fluorite segment was driven by a higher average sale price for fluorite powder and an increase in sales volume of fluorite powder. The gross profit margin was 40.3% in the 2011 third quarter.

Selling expenses in the third quarter increased to $24,000 from $16,000 in the comparable period last year.  Selling expenses as a percentage of total net sales was 0.3%, down from 0.4% in the third quarter of 2010.

General and administrative expenses in the third quarter increased by approximately $926,000 to $2 million compared with $1.1 million in the 2010 third quarter. The increase in general and administrative expenses was due to the increased shutdown expense of $204,000 for Xingzhen Mining, greater administrative expense of $232,000 for the newly acquired Xinyi Fluorite operation and higher professional fees for being listed as a public company in the U.S., the Xinyi Fluorite acquisition audit, investor relations, and other expenses. General and administrative expenses as a percentage of total net sales decreased to 28.6% from 30.6% in the third quarter of 2010.

Total operating expenses in the third quarter of 2011 were $2.1 million compared with $1.1 million in the third quarter of 2010. Total operating expenses as a percentage of total net sales decreased to 29.0% from 31.0% in the third quarter of 2010.

Operating income for the quarter was $805,000 compared to $618,000 in the 2010 third quarter.

Net income was $681,000, or $0.02 per diluted and basic share, compared with $515,000, or $0.02 per diluted and basic share, in the 2010 third quarter.

Nine-Month Financial Results

Net revenues for the nine months ended September 30, 2011 increased $11.4 million or 169.5% over the prior year's period to approximately $18.1 million. The improved performance was due to an increased average selling price and higher sales volume from the fluorite segment.

Nine-month gross profit increased by 247.2% to approximately $7.9 million from $2.3 million for the same period of 2010. The gross profits from the fluorite segment were approximately $7.4 million and $464,000 for the nine months ended September 30, 2011 and 2010, respectively. The gross profits from the non-ferrous metal segment were approximately $387,000 and $1.8 million for the nine months ended September 30, 2011 and 2010, respectively. The fluorite segment's gross profit increase was mainly due to the increased average sales price of fluorite powder to $339 per ton for the nine months ended September 30, 2011 . This increase was approximately $209 per ton, or 161.0% higher, as compared to the same period of 2010. Fluorite powder sales volume for the nine months ended September 30, 2011 was approximately 31,400 tons, an increase of approximately 22,600 tons, or 257%, as compared to the same period of 2010. The gross  profit margin was approximately 43.4% for the nine months ended September 30, 2011, which increased from  33.7% for the same period of 2010.

Net loss for the nine months ended September 30, 2011 was approximately $0.8 million compared to a net loss of $0.8 million for the same period in 2010. Basic net loss per share for the nine months ended September 30, 2011 was $0.03, which is the same as the comparable period a year ago.

Cash and cash equivalents were $8.4 million as of September 30, 2011, an increase of $6.9 million as compared to $1.5 million at December 31, 2010.

Recent Developments

Ms. Yu, Chairperson and Chief Executive Officer of China Shen Zhou attended the Chinese fluorite annual conference held by the Chinese fluorite special committee at Xiamen between October 31, 2011 and November 2, 2011.  The conference concluded that both the domestic and foreign downstream fluorite enterprises are experiencing normal production with stable fluorite demand. The European debt crisis has had little effect on the Chinese fluorine chemical industry.  Downstream manufacturers are exhausting their inventories requiring new orders to be placed soon. Therefore, China Shen Zhou is very optimistic on the fluorite market for the next few quarters.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province; (c)zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.
For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Min Liu
Investor Relations
Grayling
Tel: +1-646-284-9413
min.liu@grayling.com

- Tables Follow -

CHINA SHEN ZHOU MINING & RESOURCES , INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$8,422	$1,545
Notes receivable	992	-
Accounts receivable, net	1,032	162
Prepayment for office rent	-	82
Advances to suppliers	2,184	333
Other deposits, net	1,853	517
Inventories	8,066	7,243
Restricted assets	174	70
Assets - Discontinued operations	-	1,188
Total current assets	22,723	11,140

Property, machinery and mining assets, net	49,166	33,052
Total assets	$71,889	$44,192

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,325	$2,434
Short term loans	10,078	8,061
Receipts in advance	4,794	2,058
Other payables and accruals	2,052	4,053
Taxes payable	851	644
Liabilities - Discontinued operations	-	100
Total current liabilities	20,100	17,350

Long term loans	-	2,630
Due to related parties	157	2,439
Total liabilities	20,257	22,419

STOCKHOLDERS' EQUITY:
Common stock ($0.001 par value; 50,000,000 shares authorized;
32,285,973 shares and 27,974,514 shares issued and outstanding
as of September 30, 2011 and December 31, 2010 respectively)	32	28
Additional paid-in capital	58,427	29,508
Statutory reserves	1,672	1,672
Accumulated other comprehensive income	5,663	4,357
Accumulated deficit	(14,430)	(13,630)
Stockholders' equity - China Shen Zhou Mining & Resources, Inc. and Subsidiaries	51,364	21,935
Noncontrolling interest	268	-
Noncontrolling interest--Discontinued operations	-	(162)
Total stockholders' equity	51,632	21,773
Total liabilities and stockholders' equity	$71,889	$44,192

CHINA SHEN ZHOU MINING & RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$7,104	$3,619	$18,117	$6,722
Cost of sales	4,242	1,878	10,247	4,455
Gross profit	2,862	1,741	7,870	2,267

Operating expenses:
Selling and distribution expenses	24	16	84	67
General and administrative expenses	2,033	1,107	7,459	2,986
Total operating expenses	2,057	1,123	7,543	3,053

Net income (loss) from operations	805	618	327	(786)

Other income (expense):
Interest expense	(174)	(197)	(520)	(387)
Other, net	(79)	106	(6)	406
Total other income (loss)	(253)	(91)	(526)	19

Income (loss) from continuing operations before income taxes	552	527	(199)	(767)

Income tax benefits (expenses)	36	-	(244)	-

Income (loss) from continuing operations	588	527	(443)	(767)

Discontinued operations :
Loss from operations of discontinued component, net of taxes	-	(12)	(7)	(35)
Loss on disposal of discontinued subsidiary, net of taxes	-	-	(82)	-
Loss from discontinued operations	-	(12)	(89)	(35)

Net income (loss)	588	515	(532)	(802)
Add (less) : Noncontrolling interests attributable to the noncontrolling interests	93	-	(268)	-
Net income (loss) - attributable to China Shen Zhou Mining & Resources, Inc. and Subsidiaries	681	515	(800)	(802)

Other comprehensive income:
Foreign currency translation adjustments	534	295	1,306	341
Comprehensive income (loss)	$1,215	$810	$506	$(461)

Net income (loss) per common share – basic and diluted
From continuing operations	$0.02	$0.02	$(0.03)	$(0.03)
From discontinued operations	-	(0.00)	(0.00)	(0.00)
	$0.02	$0.02	$(0.03)	$(0.03)

Weighted average common shares outstanding
- Basic and Diluted	32,270	27,975	31,060	27,878

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARI ES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except share data)

	For the Nine Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(800)	$(802)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from operations of discontinued component, net of income tax benefits	7	35
Loss on sale of discontinued operations, net of income taxes	82	-
Provision for doubtful accounts	(99)	-
Depreciation and amortization	2,838	2,182
Noncontrolling interests	268	-
Forgiveness of payroll payables	-	(300)
Stock-based compensation	972	-
Changes in operating assets and liabilities:
(Increase) decrease in -
Notes receivable	(992)	-
Accounts receivable	(771)	42
Advances to suppliers	(1,840)	(140)
Other deposits	(1,313)	(175)
Prepayment for office rent	82	147
Inventories	(578)	(4,157)
Restricted assets	(103)	746
Increase (decrease) in -
Accounts payable	(867)	(1,939)
Receipts in advance	2,666	(578)
Other payables and accruals	(2,848)	118
Taxes payable	184	316
Net cash used in operating activities from continuing operations	(3,112)	(4,505)
Net cash used in operating activities from discontinued operations	(37)	23
Net cash used in operating activities	(3,149)	(4,482)
Cash flows from investing activities:
Purchases of property, machinery and mining assets	(3,368)	(1,353)
Acquisition of subsidiaries, net of cash and cash equivalents acquired	(3,642)	-
Sales of property, machinery and mining assets	-	28
Net cash used in investing activities from continuing operations	(7,010)	(1,325)
Net cash provided by disposal of discontinued operations	-	(21)
Net cash used in investing activities	(7,010)	(1,346)
Cash flows from financing activities:
Due to related parties	(737)	(20)
Proceeds from issuance of common shares	20,000	-
Issuance costs of common shares	(1,516)	-
Repayment at short-term bank loans	(7,599)	(3,464)
Proceeds from short-term bank loans	6,521	10,583
Net cash provided by financing activities	16,669	7,099

Foreign currency translation adjustment	367	(107)

Net increase in cash and cash equivalents	6,877	1,164

Cash and cash equivalents at the beginning of the period	1,545	333
Cash and cash equivalents at the end of the period	$8,422	$1,497

Non-cash investing and financing activities
Shares issued to employees as share based compensation	$972	$752
Shares issued to Acquire Xinyi Fluorite	$9,467	$-

Supplemental disclosures of cash flow information:
Cash paid for interest expenses	$424	$285
Cash paid for income tax	$54	$-